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                                                                    EXHIBIT 99.1

                                                               PRESS RELEASE

AT THE COMPANY                             AT FINANCIAL RELATIONS BOARD
--------------                             ----------------------------
Richard J. DePiano                               Alison Ziegler
Chairman and CEO                                 212/445-8432
610/688-6830

FOR IMMEDIATE RELEASE


               ESCALON(R) MEDICAL CORP. WAIVES CERTAIN CONDITIONS
                 IN ITS EXCHANGE OFFER TO ACQUIRE THE SHARES OF
                            DREW SCIENTIFIC GROUP PLC

WAYNE, PA - APRIL 19, 2004 -- Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced that it has waived two conditions under its announcement of a proposed exchange offer for all the outstanding ordinary shares of Drew Scientific Group PLC (London Stock Exchange: DRW), a diagnostics company that specializes in analytical systems for laboratory testing worldwide. On April 8, 2004, Escalon had announced its intention to make an offer for all the outstanding ordinary shares of Drew pursuant to a proposed exchange offer. The April 8, 2004 announcement stated that the proposed exchange offer was subject to certain conditions, including that Drew shareholders not approve a rights offering by Drew and that Drew withdraw its proposed rights offering prior to the first closing date of the exchange offer.

According to Drew's announcements, the Drew rights offering entitles each Drew shareholder to purchase one share of Drew stock for 0.05 UK pounds for each two shares of Drew stock held. On April 15, 2004, Drew announced that the Drew rights offering was approved by Drew shareholders at its Extraordinary General Meeting. In response, Escalon announced that it had waived the two conditions and that it intended to proceed with making the proposed exchange offer notwithstanding that Drew shareholders had approved the Drew rights offering and that Drew was not withdrawing its rights offering. Based upon information announced by Drew, if fully subscribed, the Drew rights offering will raise approximately $2,358,000 and will increase the number of outstanding ordinary shares of Drew by approximately 50%.

Assuming the Drew rights offering is fully subscribed and all outstanding Drew ordinary shares are exchanged in the proposed exchange offer, the number of shares that Escalon common stock that Escalon would issue in the exchange offer would be increased from approximately 284,869 shares to approximately 424,336 shares, depending upon the pricing of Escalon's formal exchange offer.


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Escalon's exchange offer continues to be subject to certain conditions, including due diligence and any approvals required under the British City Code on Takeovers and Mergers or other governmental approvals. Escalon cannot assure that any ordinary shares of Drew will be tendered in the exchange offer or that it will successfully complete the exchange offer or acquire all or substantially all of the ordinary shares of Drew.

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Escalon seeks to further diversify its product line to achieve critical mass in sales and take better advantage of Escalon's distribution capabilities through internal product development, acquisitions or strategic partnerships. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York and New Berlin, Wisconsin.


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Escalon Medical Corp.
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This announcement does not constitute an offer or invitation to purchase any securities. The formal offer document containing the full terms and conditions of the exchange offer, together with a form of acceptance will be distributed to the shareholders of Drew Scientific at a later date.

To U.S. Holders of Drew Scientific Shares:

This intention to make a tender offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Drew Scientific is located in a foreign country, and some or all of its officers and directors may be residents of a foreign county. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that Escalon may purchase securities otherwise than under the tender offer, such as in open market or privately negotiated purchases.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about Escalon's future prospects. They are based on Escalon's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether Escalon is able to improve upon the operations of Escalon's business units, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by Escalon or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in Escalon's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.

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